Exhibit 99.1

Contact:	J. Wes Frye
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE FIRST-QUARTER EARNINGS
PER DILUTED SHARE INCREASE 12.8% TO $0.53
 ______________________________
Reports 15.2% Growth in Revenue to New Quarterly Record
and Operating Ratio Improves 70 Basis Points to 87.1%

THOMASVILLE, N.C. - (April 24, 2014) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period ended March 31, 2014. Revenue for the first quarter of 2014 was $620.3 million, an increase of 15.2% from $538.4 million for the first quarter of 2013. Net income grew 13.2% to $45.9 million for the first quarter of 2014 from $40.6 million for the first quarter of 2013. Earnings per diluted share for the first quarter of 2014 rose 12.8% to $0.53 from $0.47 for the first quarter last year. Old Dominion's operating ratio improved to 87.1% for the first quarter of 2014 compared with 87.8% for the first quarter of 2013.

“Old Dominion achieved strong financial results for the first quarter of 2014, which included a company record for quarterly revenue despite the negative impact of the severe winter weather,” commented David S. Congdon, President and Chief Executive Officer of Old Dominion. “Our revenue growth of 15.2% exceeded our expectations and resulted in the highest quarterly revenue that we have ever produced. In addition, our operating ratio improved to a new first-quarter record of 87.1%. Revenue growth accelerated throughout the quarter, and our momentum has continued thus far into April.

“Our success in the first quarter reflects our ongoing ability to win market share by providing our customers with an unmatched value proposition consisting of on-time and claims-free service at a fair and equitable price. For the first quarter, we generated a 13.9% increase in LTL tons per day, which included an 11.9% increase in shipments and a 1.8% increase in weight per shipment. While we increased our volumes, we also remained committed to our yield management process, as LTL revenue per hundredweight increased 1.6% as compared to the first quarter of 2013. LTL revenue per hundredweight, excluding fuel surcharges, increased 2.2% despite the negative effect on this metric from the increased weight per shipment and decreased average length of haul.

“The combination of yield improvement and increased freight density that resulted from our revenue growth contributed to the 70 basis-point improvement in our operating ratio for the quarter. We were pleased with our operating performance during the first quarter, although our productivity was negatively impacted by the severe winter weather and more restrictive hours-of-service regulations. Despite the challenges we faced in the first quarter, we provided 99% on-time service and our cargo claims ratio improved to an unprecedented 0.26%. We believe this level of service performance during a difficult operating environment allowed us to further differentiate ourselves from our competition and was a primary driver of our ability to increase market share during the first quarter.

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ODFL Reports First-Quarter Financial Results

April 24, 2014

“Old Dominion’s capital expenditures for the first quarter of 2014 totaled $79.8 million. We opened new service centers in Newburgh, NY and Bend, OR during the first quarter of 2014, and we also relocated and expanded our service center in Albany, NY. Due to the significance of our first-quarter growth, we have increased our projection for capital expenditures in 2014 by an additional $25.0 million for tractors and trailers. As a result, we anticipate capital expenditures for 2014 to be approximately $367 million, including planned expenditures of $132 million for real estate and expansion projects at existing facilities, $188 million for tractors, trailers and other equipment and $47 million for technology and other assets. We expect to fund our 2014 capital expenditures primarily with our cash flow from operations. We completed the first quarter of 2014 with $41.2 million of cash and cash equivalents and our ratio of debt to total capitalization improved to 12.4%.”

Mr. Congdon concluded, “In a quarter challenged by severe winter weather, Old Dominion’s double-digit revenue growth and improved operating ratio demonstrates the value we continue to create by delivering on our value proposition. We believe we can keep our promise of delivering outstanding service at a fair and equitable price by continuing to invest in our network, our technology and our people. The first quarter of 2014 highlights the capabilities of the Old Dominion team, who consistently deliver outstanding service every day. We expect the ongoing contributions from our team, combined with the continuous investment in our business, will drive further gains in both market share and earnings throughout 2014.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Daylight Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through May 24, 2014. A telephonic replay will also be available through May 9, 2014 at (719) 457-0820, Confirmation Number 5760162.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels, and claims in excess of insured coverage levels; (9) potential cost increases associated with healthcare legislation; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to litigation and governmental proceedings; (16) various risks arising from our international business operations and relationships; (17) the costs and potential adverse impact of non-compliance with rules issued by the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability (“CSA”) initiative; (18) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (19) our dependence on key employees; (20) the concentration of our stock ownership with the Congdon family; (21) the costs and potential adverse impact associated with future changes in accounting standards

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ODFL Reports First-Quarter Financial Results

April 24, 2014

or practices; (22) the impact of potential disruptions to our information technology systems or our service center network; (23) damage to our reputation from the misuse of social media; (24) dilution to existing shareholders caused by any issuance of additional equity; and (25) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL service and other logistics services from a single integrated organization. In addition to its core LTL services, the Company offers its customers a broad range of value-added services including international freight forwarding, ground and air expedited transportation, container delivery, truckload brokerage, supply chain consulting, warehousing and consumer household pickup and delivery.

OLD DOMINION FREIGHT LINE, INC.
Financial Highlights

	Three Months Ended
	March 31,		%
(In thousands, except per share amounts)	2014	2013	Chg.
Revenue	$620,276	$538,416	15.2%
Operating income	$80,052	$65,944	21.4%
Operating ratio	87.1%	87.8%
Net income	$45,887	$40,553	13.2%
Basic and diluted earnings per share	$0.53	$0.47	12.8%
Basic and diluted weighted average shares outstanding	86,165	86,165	0.0%

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ODFL Reports First-Quarter Financial Results

April 24, 2014

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2014		2013
Revenue	$620,276	100.0%	$538,416	100.0%

Operating expenses:
Salaries, wages & benefits	311,181	50.2%	270,800	50.3%
Operating supplies & expenses	106,294	17.1%	95,703	17.8%
General supplies & expenses	19,135	3.1%	17,761	3.3%
Operating taxes & licenses	19,050	3.1%	17,269	3.2%
Insurance & claims	7,973	1.3%	7,270	1.4%
Communications & utilities	6,734	1.1%	5,721	1.1%
Depreciation & amortization	34,092	5.5%	29,834	5.5%
Purchased transportation	29,136	4.7%	23,339	4.3%
Building and office equipment rents	2,506	0.4%	3,178	0.6%
Miscellaneous expenses, net	4,123	0.6%	1,597	0.3%

Total operating expenses	540,224	87.1%	472,472	87.8%

Operating income	80,052	12.9%	65,944	12.2%

Non-operating expense (income):
Interest expense	2,076	0.3%	2,400	0.4%
Interest income	(33)	(0.0)%	(14)	(0.0)%
Other expense, net	775	0.1%	74	0.0%

Income before income taxes	77,234	12.5%	63,484	11.8%

Provision for income taxes	31,347	5.1%	22,931	4.3%

Net income	$45,887	7.4%	$40,553	7.5%

Earnings per share:
Basic and Diluted	$0.53		$0.47

Weighted average outstanding shares:
Basic and Diluted	86,165		86,165

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ODFL Reports First-Quarter Financial Results

April 24, 2014

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2014	2013	% Chg.
Work days	63	63	0.0%
Operating ratio	87.1%	87.8%
LTL intercity miles (1)	111,555	99,766	11.8%
LTL tons (1)	1,680	1,475	13.9%
LTL shipments (1)	2,065	1,845	11.9%
LTL Revenue per intercity mile (2)	$5.42	$5.24	3.4%
LTL Revenue per hundredweight (2)	$18.00	$17.71	1.6%
LTL Revenue per hundredweight, excluding fuel surcharges (2)	$15.01	$14.68	2.2%
LTL Revenue per shipment (2)	$292.95	$283.22	3.4%
LTL Revenue per shipment, excluding fuel surcharges (2)	$244.24	$234.71	4.1%
LTL Weight per shipment (lbs.)	1,627	1,599	1.8%
Average length of haul (miles)	929	935	(0.6)%

(1) -	In thousands
(2) -
Our operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2014	2013
Cash and cash equivalents	$41,244	$30,174
Other current assets	347,730	302,805
Total current assets	388,974	332,979
Net property and equipment	1,586,076	1,543,059
Other assets	56,718	56,051
Total assets	$2,031,768	$1,932,089

Current maturities of long-term debt	$35,714	$35,715
Other current liabilities	257,791	196,407
Total current liabilities	293,505	232,122
Long-term debt	145,000	155,714
Other non-current liabilities	315,294	312,171
Total liabilities	753,799	700,007
Equity	1,277,969	1,232,082
Total liabilities & equity	$2,031,768	$1,932,089
Note: The financial and operating statistics in this press release are unaudited.

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